Exhibit 99.1

VAALCO Energy, Inc.
4600 Post Oak Place, Suite 309
Houston, Texas  77027
Tel: (713) 623-0801
Fax: (713) 623-0982

VAALCO Energy Announces 3rd Quarter 2005
Earnings Results

HOUSTON - (PR Newswire) – November 3, 2005– VAALCO Energy, Inc. (EGY – Amex) (the “Company”) announced that for the third quarter of 2005 earnings were $11.9 million or $0.20 per diluted share.  This compared to net income of $9.2 million or $0.16 per diluted share for the comparable period in 2004.  The higher earnings were attributable to higher crude oil prices, partially mitigated by higher income taxes paid in 2005.  The Company sold 453,000 net barrels at an average price of $58.75 per barrel during the third quarter of 2005 compared to 447,000 barrels at an average price of $40.77 per barrel in the third quarter of 2004.

For the nine months ended September 30, 2005, the Company earned $24.2 million or $0.41 per diluted share compared to $18.3 million or $0.32 per diluted share in the nine months ended September 30, 2004.  The increase in income was due to higher crude oil sales of approximately 1,311,000 barrels of oil equivalent in the nine months ended September 30, 2005 compared to 1,051,000 barrels of oil equivalent in the nine months ended September 30, 2004.  Crude oil prices were also higher averaging $50.58 per barrel of oil equivalent and $36.15 in the nine months ended September 30, 2005 and 2004, respectively.

Discretionary cash flow, a non-GAAP financial measure of the amount of cash generated that can be used for working capital, debt service or future investments, was $14.8 million and $31.6 million for the three months and nine months ended September 30, 2005.

Robert L. Gerry, III, Chairman and CEO, stated, “Third quarter 2005 earnings reflect the steady performance of the Etame Field. With the addition of the Etame 6H well during the third quarter, production rates from the field have stabilized at over 18,000 barrels of oil per day.

“Construction for the Avouma Field Development has returned to normal following the recent hurricanes.  We expect to complete platform construction in April of 2006, and have committed to a drilling rig commencing in September 2006 to drill the two Avouma development wells after the platform is installed.  First production is anticipated late in 2006.

“We continue to make progress with our seismic processing and interpretation over the Ebouri discovery, and will finalize a development plan for the field in the next several months.  The seismic also covers a new exploration prospect which we hope will indicate a new wildcat location.”

          Abbreviated financial results:

	Three Months Ended September 30,		Nine months Ended September 30,

(Unaudited - in thousands of dollars)	2005	2004	2005	2004

Revenues	26,240	18,253	65,983	38,021
Operating costs and expenses	4,743	4,732	16,238	10,937

Operating Income (Loss)	21,497	13,521	49,745	27,084
Other Income (Expense)	171	(21)	475	(123)
Income tax expense	(8,306)	(2,974)	(23,089)	(6,254)
Loss from discontinued operations	(25)	(164)	(16)	(141)
Minority Interest in earnings of subsidiaries	(1,434)	(1,121)	(2,952)	(2,217)

Net Income	11,903	9,241	24,163	18,349
Basic Income per Common Share	$0.21	$0.30	$0.48	$0.74
Diluted Income per Common Share	$0.20	$0.16	$0.41	$0.32

Discretionary Cash Flow Unaudited - (thousands of dollars)	Three Months Ended September 30, 2005	Nine months Ended September 30, 2005

Net Income	11,903	24,163
Depletion, depreciation and amortization	1,428	4,335
Other non-cash charges:
Minority interest	1,434	2,952
Amortization of capitalized debt issuance costs	40	119

Discretionary cash flow	14,805	31,569

Summary Statistics

	Three Months Ended September 30,		Nine months Ended September 30,

(Unaudited)	2005	2004	2005	2004

Net oil and gas sales (MBOE)	453	447	1,311	1,051
Average price ($/bbl)	$58.75	$40.77	$50.58	$36.15
Production costs ($/bbl)	$6.63	$6.38	$6.42	$6.64
Depletion costs ($/bbl)	$3.15	$3.45	$3.31	$3.11
General and administrative costs ($/bbl)	$0.39	$0.57	$0.69	$0.44
Debt/Proved reserves ($/BOE)	—	—	$0.26	$0.49
Capital Expenditures ($thousands)	—	—	11,683	12,525
Debt/Capitalization ($/$)	—	—	$0.02	$0.05
Cash and cash equivalents ($thousands)	—	—	45,321	27,574
Working capital ($thousands)	—	—	41,583	23,180
Total long term debt ($thousands)	—	—	500	1,500

Discretionary cash flow measures the amount of cash generated by the Company that can be used as working capital, to reduce debt, or for future investment activities.  Discretionary cash flow is presented because management believes it is a useful adjunct to net cash flow provided by operating activities under accounting principles generally accepted in the United States (GAAP). The measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry.  Discretionary cash flow can be reconciled to net cash provided by operating activities in the Statement of Consolidated Cash Flows filed with the SEC as follows:

Unaudited - (thousands of dollars)	Three Months Ended September 30, 2005	Nine months Ended September 30, 2005

Discretionary Cash Flow	14,805	31,569
Working Capital Changes, net of non-cash	2,813	671
Exploration expense	133	2,451

Net cash provided by operating activities	17,751	34,691

Basic and diluted shares consist of the following:

	Three months ended		Nine months ended

Item	Sept. 30, 2005	Sept. 30, 2004	Sept. 30, 2005	Sept. 30, 2004

Basic weighted average common stock issued and outstanding	56,557,989	31,149,276	50,052,368	24,730,309
Preferred stock convertible to common stock	—	18,533,505	5,104,040	24,489,352
Dilutive warrants	—	5,947,434	1,308,771	5,842,577
Dilutive options	1,791,958	3,038,532	1,806,498	2,097,109

Total diluted shares	58,349,947	58,668,747	58,271,677	57,159,347

VAALCO Energy, Inc. will hold an investor conference call Tuesday, November 8, 2005 at 10:00 a.m. CST.  Interested parties may participate by dialing 1 (866) 686-6743.  International parties may dial 1 (847) 413-3136.   Please be prepared to provide the following information to gain access to the conference call:

Confirmation Number:	13147551
Host Name:	Russell Scheirman
Company:	VAALCO Energy, Inc.

Conference call replay will be available beginning 1 hour after the conference is over and run through December 7, 2005 by dialing 1-877-213-9653 and entering the pass code 13147551#. International parties may dial 1 (630) 652-3041 and entering the pass code 13147551#.

This press release includes “forward-looking statements” as defined by the U.S. securities laws.  Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities.  All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include future production rates, completion and production timetables and costs to complete well.  These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control.  These risks include, but are not limited to, inflation, lack of availability goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  These risks are further described in VAALCO’s annual report on form 10K/SB for the year ended December 31, 2004 and other reports filed with the SEC which can be reviewed at www.sec.gov, or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

For further information contact:
W. Russell Scheirman
713-623-0801